Exhibit 10.2

Second Amendment to Crude Tall Oil Supply Agreement

This Second Amendment (this “Second Amendment”) to the Crude Tall Oil Supply Agreement, made effective as of March 1, 2023 (“Amendment Effective Date”) is entered into by and between Georgia-Pacific LLC, a Delaware limited liability company, on behalf of itself and its subsidiaries (“Seller”) and Ingevity Corporation, a Delaware corporation (“Buyer”).

WHEREAS, Seller and Buyer previously entered into that Certain Crude Tall Oil Supply Agreement, dated as of March 8, 2018, and amended on May 1, 2020 (the “Agreement”; capitalized terms used herein but not defined herein shall have the meanings given them in the Agreement).

WHEREAS, Seller and Buyer have agreed to negotiation pursuant to Section 14 of the Agreement and Section D. of Exhibit B of the Agreement that allows for amendment of the Agreement if certain Triggering Requirements (as defined in Section D. of Exhibit B) have been satisfied.

WHEREAS, following such negotiations, Seller and Buyer desire to amend the Agreement accordingly as detailed below.

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein and intending to be legally bound hereby, the Seller and Buyer agree that the Agreement is amended as follows:

1.	The Agreement and all amendments thereto are assigned from Georgia-Pacific LLC to its direct subsidiary, GP Pine Chemicals LLC. Accordingly, GP Pine Chemicals LLC assumes all duties and obligations of Georgia-Pacific LLC under the Agreement, and all references to “Georgia-Pacific LLC” in the Agreement are amended to “GP Pine Chemicals LLC”.

2.	Exhibit B is hereby deleted in its entirety and replaced with the attached Exhibit B.

3.	Section 1 is hereby amended by adding the following Section 1.F immediately following Section 1.E:

“F. Alternative CTO: To the extent that Seller is producing or storing CTO at a location not set forth on Exhibit A or Exhibit C, respectively, that meets the Specifications set forth herein (“Alternative CTO”), then Seller may substitute such Alternative CTO for CTO produced and originating at the Mills pursuant to this Agreement by providing Buyer with at least forty-five (45) days written notice prior to delivering such Alternative CTO to Buyer. For the avoidance of doubt, the volume of Alternative CTO sold by Seller to Buyer hereunder will apply to: (i) Seller’s CTO volume obligations under this Agreement in accordance with the Supply Priority set forth in Exhibit A, (ii) Invoiced Tons for purposes of determining any Incentive Payment in accordance with Exhibit B, and (iii) the 2023 Buyer Volume Catch Up set forth in Exhibit B, in each case as if such Alternative CTO was CTO produced and originating at the Mills.”

4.	Section 2.B. shall be deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, if Buyer determines to permanently shut down or fully convert certain refineries, as set forth in Section G of Exhibit B, then the provisions set forth in Section G of Exhibit B shall apply.”

5.	Section 2.C. shall be amended by adding the following to the end of the existing Section 2.C:

“After March 1, 2023, if Seller permanently shuts down or sells any Mill and, notwithstanding Seller’s obligations pursuant to the preceding paragraph, such shut down or sale results in a reduction of CTO available for Seller to sell to Buyer pursuant to this Agreement to a volume that is below the total output capacity from all of Seller’s mills listed in Exhibits A and C (“Seller’s Total Outputs”) as of March 1, 2023 (taking into consideration any volumes recouped pursuant to the preceding paragraph), then the contracted CTO volume in Section 1.C, the GP Sales Threshold (as defined in Exhibit B), the Minimum Collective Volume (as defined in Exhibit B), and the Annual Target (as defined in Exhibit B) will each be reduced on a pro rata basis, based on the volume of such reduction in Seller’s Total Outputs relative to Seller’s Total Outputs immediately prior to such reduction provided, however, that if Seller later recoups CTO availability during the Term, then such reductions to the contracted CTO volume in Section 1.C, the GP Sales Threshold, the Minimum Collective Volume, and the Annual Target will each be reversed in proportion to such recoupment of CTO availability, not to exceed the amount of the contracted CTO volume in Section 1.C, GP Sales Threshold, Minimum Collective Volume, and the Annual Target on March 1, 2023.

Example: If in 2023 Seller’s production at the Mills is at 200,000 tons of CTO and Seller permanently shuts down a Mill thus reducing Seller’s overall CTO outputs from 200,000 tons to 175,000 tons and Seller is only able to make up 10,000 tons of the lost volume from another mill, then:

The contracted CTO volume in Section 1.C will be reduced to 115,625 tons per year ((175,000 tons + 10,000 tons)/200,000 tons)*125,000 tons = 115,625 tons);

The GP Sales Threshold will be reduced from 16,000 to 14,800 tons ((175,000 tons + 10,000 tons)/200,000 tons)*16,000 tons = 14,800 tons);

The Minimum Collective Volume will be reduced from 80,000 tons to 74,000 tons ((175,000 tons + 10,000 tons)/200,000 tons)*80,000 tons = 74,000 tons); and The Annual Target will be reduced from 104,795 to 96,935.38 tons (175,000 tons + 10,000 tons)/200,000 tons)*104,795 = 96,935.38 tons).”

6.	In consideration of the obligations set forth in this Second Amendment, each party releases and forever discharges the other party, its respective parent, subsidiaries, affiliates, agents, representatives, assigns, transferees, officers, members, directors and employees from any and all past, present or future claims, causes of action, suits, demands, damages, costs, liabilities and compensation of every kind whatsoever, whether known or unknown, arising out of, or related to the Agreement prior to the Effective Date of this Second Amendment (“Released Claims”). After the execution of this Second Amendment, each party shall be barred from bringing any charge, complaint or other action against the other party relating to the Released Claims. The Agreement as amended by the First and Second Amendments represents the entire agreement between the parties and supersedes all prior discussions and understandings of every kind and nature between them.

7.	All other terms and conditions of the Agreement shall remain unchanged. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement. If there is a conflict or inconsistency between the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall control.

Signatures on Following Page.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Amendment effective as of the Amendment Date.

Ingevity Corporation		Georgia-Pacific LLC, on behalf of itself and its SUBSIDIARIES

Name:	John C. Fortson	Name:	Scott C. Light
Signature:	/s/ John C. Fortson	Signature:	/s/ Scott C. Light
Title:	Chief Executive Officer	Title:	EVP – Packaging & Cellulose Segment
Date:	March 21, 2023	Date:	March 15, 2023

GP Pine Chemicals LLC

Name:	Jamie Kubat
Signature:	/s/ Jamie Kubat
Title:	VP – Pine Chemicals
Date:	March 15, 2023